Exhibit 99.1

H&E Equipment Services Reports Fourth Quarter 2004 Results; Delayed Form 10-K Filing and Selected 2004 Unaudited Financial Data

BATON ROUGE, LA., March 29, 2005/news/ —H&E Equipment Services L.L.C. (H&E), today announced that fourth quarter revenues increased $24.0 million, or 22.3%, and earnings before interest, taxes, depreciation and amortization (EBITDA) and EBITDA as adjusted for the loss of litigation recorded in 2003 (Adjusted EBITDA) increased $8.4 million, or 48.6%.  John Engquist, President and Chief Executive Officer, said, “Our performance during the fourth quarter continued to improve and accelerate.  The fourth quarter was our strongest quarter of the year, and December was our strongest month of the year (higher revenues, gross profit and EBITDA).”

“Our much improved performance is the result of a better environment in the equipment rental sector, an improved economy, strong demand for new and used equipment, and an intense focus on rationalizing our rental fleet in order to improve dollar returns.  We believe demand for our products and services will continue to grow with an improving economy,” said John Engquist.

Unaudited Fourth Quarter Highlights

Fourth quarter revenues were $131.6 million compared to $107.6 million for the fourth quarter of 2003.  Fourth quarter 2004 income from operations was $11.7 million compared to $2.7 million last year, an increase of $9.0 million.  The fourth quarter of 2004 net income was $1.8 million compared to the $7.2 million net loss for the fourth quarter of 2003.  EBITDA and Adjusted EBITDA for the fourth quarter increased $8.4 million, or 48.6%, to $25.7 million from $17.3 million for the fourth quarter of 2003.

Fourth quarter equipment rental revenues were $43.7 million compared to $38.6 million for the fourth quarter of 2003, reflecting an increase of $5.1 million, or 13.2%.  The overall increase was primarily due to a $4.7 million increase in aerial work platform equipment rental revenue.   At the end of the fourth quarter of 2004, the original acquisition cost of the rental fleet was $463.9 million, down $29.6 million from $493.5 million at the end of the fourth quarter of 2003.  For the fourth quarter of 2004, dollar utilization increased to 36.9% from 30.7% for the fourth quarter 2003.

Fourth quarter new equipment sales were $36.3 million compared to $23.1 million for the fourth quarter of 2003, reflecting an increase of $13.2 million, or 57.1%.  Fourth quarter used equipment sales were $23.0 million, representing a $4.1 million, or 21.7%, increase from $18.9 million for the fourth quarter of 2003.  New and used equipment sales increased across all product lines, except for a $0.6 million decrease in sales of used other equipment.  Parts sales and service revenues for the fourth quarter of 2004 collectively were $21.9 million, representing a $0.2 million, or 0.9%, increase compared to $21.7 million for the fourth quarter of 2003.

Gross profit for the fourth quarter of 2004 was $36.3 million compared to $25.8 million for the fourth quarter of 2003, reflecting an increase of $10.5 million, or 40.7%. Fourth quarter gross profit margin increased to 27.6% from 24.0% for the fourth quarter of 2003.  Gross profit margin improved for equipment rentals, new, used, parts sales and service revenues.

Fourth quarter gross profit from equipment rentals was $19.0 million compared to $12.9 million for the same time period last year, reflecting an increase of $6.1 million, or 47.3%. The increase was primarily a result of $5.1 million more in rental revenues combined with $1.0 million less in depreciation, maintenance expense and other rental costs.  New equipment sales gross profit for the fourth quarter of 2004 increased to $4.1 million from $2.6 million for the fourth quarter of 2003.  Used equipment sales gross profit for the fourth quarter of 2004 increased to $4.8 million from $3.4 million for the fourth quarter of 2003.  The improvement in both new and used equipment sales gross profit is a result of increasing customer demand and the mix of equipment sold.  Gross profit for parts sales and service revenues for the fourth quarter of 2004 was $9.0 million compared to $8.5 million for the same time period in 2003 and is primarily a result of the mix of parts sold.

Selling, general and administrative expenses for the fourth quarter of 2004 were $24.7 million compared to $23.1 million last year, a $1.6 million, or a 6.9%, increase.  Approximately $0.8 million of the total increase was related to higher sales commissions, performance incentives, and benefits.  As a percentage of total revenues, selling, general and administrative expenses for the fourth quarter of this year decreased to 18.8% for the fourth quarter of this year from 21.5% for the fourth quarter of last year.

Unaudited 2004 Highlights

For 2004, revenues increased $64.2 million, or 15.5%, to $478.2 million from $414.0 million for 2003.  Income from operations for 2004 increased $20.9 million to $26.1 million from $5.2 million for 2003 (excluding $17.4 million of loss from litigation recorded in 2003).  The net loss was $13.6 million for 2004, down from the net loss of $34.0 million for 2003 (excluding $17.4 million of loss from litigation recorded in 2003). EBITDA for 2004 increased $33.0 million, or 41.4%, to $79.8 million from $46.8 million for 2003, and Adjusted EBITDA (excluding $17.4 million of loss from litigation recorded in 2003) for 2004 increased $15.6 million or 19.5%, to $79.8 million from $64.2 million for 2003.

For the year 2004, equipment rental revenues were $160.4 million compared to $153.9 million in 2003.  New equipment sales for 2004 were $116.9 million compared to $81.7 million for 2003, reflecting an increase of $35.2 million, or 43.1%.  New equipment sales for cranes and earthmoving equipment accounted for the majority of the improvement.  Used equipment sales for 2004 were $85.0 million compared to $70.9 million for 2003, an increase of $14.1 million or 19.9%.  Parts sales and service revenues for 2004 collectively were $91.7 million compared to $87.0 million last year, reflecting an increase of $4.7 million, or 5.4%, primarily as a result of higher revenues due to increasing customer demand.

For 2004, gross profit was $123.7 million compared to $99.4 million for 2003, an increase of $24.3 million, or 24.4%.  The current year total gross profit margin was 25.9% compared to 24.0% last year.  Gross profit margin improved for equipment rentals, new, used and parts sales and service revenues.

For 2004, gross profit from equipment rentals was $60.4 million compared to $49.2 million for the same time period last year, an increase of $11.2 million, or 22.8%.  New equipment sales gross profit for 2004 increased $4.3 million, or 50.6%, to $12.8 million from $8.5 million for 2003.  Used equipment sales gross profit for this year increased $4.3 million, or 33.6%, to $17.1 million from $12.8 million for 2003.  Parts sales and service revenue gross profit for 2004 was $37.4 million compared to $34.8 million for 2003.

Selling, general and administrative expenses for 2004 were $97.8 million compared to $93.0 million last year, reflecting a $4.8 million, or 5.2%, increase.  Approximately $3.5 million of the increase was related to higher sales commissions, performance incentives, and benefits.  As a percent of total revenues, selling, general and administrative expenses decreased to 20.5% for 2004 from 22.5% for 2003.

Unaudited Financial Data and Non-GAAP Financial Measures

The selected financial data and 2004 outlook provided in this press release are unaudited and subject to change based on completion of the audit.  This data should not be viewed as a substitute for full financial statements or as a measure of our performance.  In addition, this press release contains certain Non-GAAP measures (EBITDA and Adjusted EBITDA).  Please refer to our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 29, 2005 for a description of our use of these measures.  EBITDA and Adjusted EBITDA as calculated by us are not necessarily comparable to similarly titled measures reported by other companies.  Additionally, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered alternatives to our other financial information determined under GAAP.

Delay in Filing Form 10-K

As previously reported, upon recommendation of our Audit Committee and approval of the Board of Directors, on October 27, 2004 we dismissed KPMG as our independent auditors, and appointed BDO Seidman L.L.P. (“BDO”) to serve as our independent auditors for the 2004 fiscal year.

KPMG has refused to give its consent to the inclusion, in our annual report on Form 10-K for 2004, of its audit opinion on our financial statements for fiscal years 2002 and 2003, notwithstanding that KPMG consented to the inclusion of their audit opinions in our prior Forms 10-K for those years.  KPMG has informed us that it has refused to furnish its consent due to a pending lawsuit against KPMG brought by John Engquist, our President and Chief Executive Officer.  The lawsuit relates to a personal matter between KPMG and Mr. Engquist, and it does not involve in any manner us or our business or financial results or condition.  KPMG’s refusal to issue its consent is not based on any disagreement on accounting principles or practices, financial statement disclosure, or auditing scope and procedure involving us.  However, the immediate consequence of KPMG’s refusal is that we are unable to timely file our 2004 Form 10-K in compliance with the rules and regulations of the SEC.

We have asked BDO to re-audit our 2002 and 2003 annual financial statements and issue new audit opinions thereon so that we can file our Form 10-K as soon as practicable.  In any event, BDO will not be able to complete its audit in time for the inclusion of audited financial statements in our annual report on Form 10-K for 2004 for filing by March 31st, when it would normally be filed.  Our goal is to complete the re-audits of our 2002 and 2003 financial statements, release our audited financial statements and file our 2004 Form 10-K as soon as practicable thereafter.

In light of the delay in filing our Form 10-K, we will be seeking waivers from the holders of our senior secured notes and senior subordinated notes and the lenders under our secured credit facility.  If granted, the waivers will also allow us sufficient time to complete the re-audit and file our Form 10-K.  However, there can be no assurance that we will obtain these waivers.  If the waiver is not obtained under the secured credit facility, an event of default will occur and the requisite percentage of lenders may, among other things, cease making additional advances and demand payment of all amounts outstanding under our credit facility.  In addition, the requisite percentage of holders of the respective notes, or the trustee under the applicable indenture, could elect to declare an event of default under such indenture subject to applicable grace periods.  For additional information, please refer to our Current Report on Form 8-K filed with the SEC on March 29, 2005.

Conference Call

H&E’s management will hold its fourth quarter earnings conference call on March 30, 2005 at 11:00 AM Eastern Time.  The conference call number is 1.800.282.9233 and the participant code is 6422.  A replay of the call will be available approximately one hour following the call at 1.800.756.3819 and access code 142348.

About H&E Equipment Services L.L.C.

H&E Equipment Services L.L.C. is one of the largest integrated equipment rental, service and sales companies in the United States of America, with an integrated network of 39 facilities, all of which have full service capabilities, and a workforce that includes a highly-skilled group of service technicians and separate and distinct rental and equipment sales forces.  In addition to renting equipment, the Company also sells new and used equipment and provides extensive parts and service support.  This integrated model enables the Company to effectively manage key aspects of its rental fleet through reduced equipment acquisition costs, efficient maintenance and profitable disposition of rental equipment.  The Company generates a significant portion of its gross profit from parts sales and service revenues.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking in nature.  These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks”, “on track,” “plans”, “intends” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy or outlook.  The Company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements.  Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the Company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company may not have access to the capital that it may require, (4) intense competition, (5) costs may increase more than anticipated, (6) the audit of the Company’s 2004 results has not been completed and adjustments may be identified and, consequently, the 2004 data and outlook for 2004 results are subject to change, (7) the re-audit process could result in changes to the Company’s financial statements for 2002 and 2003 that could be material to the Company’s financial position, results of operations or liquidity and (8) anticipated consents or waivers under the Company’s indentures and its secured credit facility related to the Company’s delay in filing its Form 10-K may not be obtained.  Certain of these risks and uncertainties, as well as others, are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.  The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date that any such statement is made.

H&E EQUIPMENT SERVICES L.L.C.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003

Revenues:
Equipment rentals	$43,692	$38,600	$160,414	$153,851
New equipment sales	36,337	23,139	116,907	81,692
Used equipment sales	23,015	18,945	84,999	70,926
Parts sales	13,679	13,657	58,014	53,658
Service revenues	8,250	7,957	33,696	33,349
Other	6,650	5,286	24,214	20,510

Total revenues	131,623	107,584	478,244	413,986

Gross profit:
Equipment rentals	19,022	12,956	60,470	49,224
New equipment sales	4,171	2,608	12,796	8,464
Used equipment sales	4,802	3,455	17,051	12,781
Parts sales	3,993	3,487	16,562	14,572
Service revenues	5,024	4,984	20,831	20,306
Other	(671)	(1,670)	(4,032)	(5,923)

Total gross profit	36,341	25,820	123,678	99,424

Selling, general, and administrative expenses	24,660	23,084	97,795	93,030
Loss from litigation	—	—	—	17,434
Related party expense	—	—	—	1,275
Gain on sale of property and equipment	51	(2)	207	80

Income (loss) from operations	11,732	2,734	26,090	(12,235)

Interest expense	(10,020)	(9,953)	(39,856)	(39,394)
Other income, net	53	32	148	221

Income (loss) before income taxes	1,765	(7,187)	(13,618)	(51,408)

Income tax provision	—	24	—	24

Net income (loss)	$1,765	$(7,211)	$(13,618)	$(51,432)

H&E EQUIPMENT SERVICES L.L.C.

SELECTED BALANCE SHEET DATA

(in thousands)

	December 31, 2004	December 31, 2003

Cash	$3,358	$3,891
Rental equipment, net	241,746	259,282
Total assets	401,066	401,954

Total debt (1)	298,665	290,979
Total liabilities	441,686	428,956
Member’s deficit	(40,620)	(27,002)
Total liabilities and member’s deficit	$401,066	$401,954

(1) Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior secured notes, senior subordinated notes and capital lease obligations.

H&E EQUIPMENT SERVICES L.L.C.

RECONCILIATION OF

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION and AMORTIZATION

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003

Net income (loss)	$1,765	$(7,211)	$(13,618)	$(51,432)
Interest	10,020	9,953	39,856	39,394
Income tax expense (benefit)	—	24	—	24
Depreciation and amortization	13,856	14,492	53,265	58,823
Amortization of intangible	104	—	295	—

Earnings before interest, taxes, depreciation, and amortization	$25,745	$17,258	$79,798	$46,809

Loss from litigation	—	—	—	17,434

Adjusted earnings before interest, taxes, depreciation and amortization	$25,745	$17,258	$79,798	$64,243